Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Adial Pharmaceuticals, Inc.

 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $.001 par value per share(2)(3)	457 457	(c) (g)	3,977,888	$2.52	$10,024,277.76	0.0000927	$929.26
	Total Offering Amounts						$10,024,277.76		$—
	Total Fees Previously Paid								$—
	Total Fee Offsets								—
	Net Fee Due								$929.26

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based upon the higher of: (i) the price at which the warrants may be exercised ($2.52), and (ii) the average of the high and low closing prices for a share of the Registrant’s common stock as reported on the Nasdaq Capital Market on February 22, 2022, which date is a date within five business days of the filing of this registration statement.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Represents 3,977,888 shares of the Registrant’s common stock issuable upon the exercise of warrants that were issued to the Selling Stockholder named herein.